                                                                    EXHIBIT 12.1

                                  APCOA, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)

                                               YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------    PRO FORMA
                                   1993       1994       1995       1996      1997       1997
                                  -------    -------    -------    ------    ------    ---------
Income (loss) before income
  taxes and minority interest...  $(4,037)   $(2,880)   $(2,273)   $1,469    $2,320     $(2,326)
Fixed charges...................    2,966      3,129      4,216     4,261     4,611      24,648
                                  -------    -------    -------    ------    ------     -------
Earnings........................  $(1,071)   $   249    $ 1,943    $5,730    $6,931     $22,322
                                  =======    =======    =======    ======    ======     =======
Interest expense................  $ 2,084    $ 2,437    $ 3,101    $3,409    $3,713     $14,225
Amortization of deferred
  financing costs...............      361        198        574       228       180         720
Interest portion of rent
  expense.......................      521        494        541       624       718       9,703
                                  -------    -------    -------    ------    ------     -------
Fixed charges...................  $ 2,966    $ 3,129    $ 4,216    $4,261    $4,611     $24,648
                                  =======    =======    =======    ======    ======     =======
Ratio of earnings to fixed
  charges.......................   Note 1     Note 1     Note 1       1.3x      1.5x     Note 1
                                  =======    =======    =======    ======    ======     =======

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Note 1: Earnings were inadequate to cover fixed charges by $4,037, $2,880,
$2,273 and $2,326 for the years ended December 31, 1993, 1994 and 1995 and the pro forma year ended December 31, 1997, respectively.